EXHIBIT 2





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                         AGREEMENT AND PLAN OF MERGER
                         DATED AS OF OCTOBER 27, 1998
                                BY AND BETWEEN
                             WACHOVIA CORPORATION
                                      AND
                         INTERSTATE/JOHNSON LANE, INC.











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

                               TABLE OF CONTENTS


                                                                       PAGE
                                                                      -----
RECITALS ............................................................   1
ARTICLE I
    Certain Definitions .............................................   1
    1.01  Certain Definitions .......................................   1
ARTICLE II
    The Merger ......................................................   5
    2.01  THE MERGER ................................................   5
    2.02  EFFECTIVE DATE AND EFFECTIVE TIME .........................   5
    2.03  PLAN OF MERGER ............................................   5
    2.04  INTEGRATION OF LEGAL ENTITIES .............................   5
ARTICLE III
    Consideration; Exchange Procedures
    3.01  MERGER CONSIDERATION ......................................   5
    3.02  RIGHTS AS STOCKHOLDERS; STOCK TRANSFERS ...................   6
    3.03  FRACTIONAL SHARES .........................................   6
    3.04  EXCHANGE PROCEDURES .......................................   6
    3.05  ANTI-DILUTION PROVISIONS ..................................   7
ARTICLE IV
    Actions Pending Merger
    4.01  FOREBEARANCES OF IJL. .....................................   7
    4.02  FOREBEARANCES OF WACHOVIA .................................   8
ARTICLE V
    Representations and Warranties
    5.01  DISCLOSURE SCHEDULES ......................................   9
    5.02  STANDARD ..................................................   9
    5.03  REPRESENTATIONS AND WARRANTIES OF IJL .....................   9
    5.04  REPRESENTATIONS AND WARRANTIES OF WACHOVIA ................  17
ARTICLE VI
    Covenants
    6.01  REASONABLE BEST EFFORTS ...................................  20
    6.02  STOCKHOLDER APPROVALS .....................................  20
    6.03  REGISTRATION STATEMENT ....................................  20
    6.04  PRESS RELEASES ............................................  21
    6.05  ACCESS; INFORMATION .......................................  21
    6.06  ACQUISITION PROPOSALS .....................................  21
    6.07  AFFILIATE AGREEMENTS ......................................  21
    6.08  TAKEOVER LAWS .............................................  22
    6.09  CERTAIN POLICIES ..........................................  22
    6.10  NYSE LISTING ..............................................  22
    6.11  REGULATORY APPLICATIONS ...................................  22
    6.12  INDEMNIFICATION ...........................................  22
    6.13  BENEFIT PLANS .............................................  23
    6.14  RETENTION PROGRAM .........................................  24
    6.15  SECTION 15 OF THE INVESTMENT COMPANY ACT ..................  24
    6.16  NOTIFICATION OF CERTAIN MATTERS ...........................  24
    6.17  DIVIDEND COORDINATION .....................................  24
ARTICLE VII
    Conditions to Consummation of the Merger
    7.01  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER   24
    7.02  CONDITIONS TO OBLIGATION OF IJL ...........................  25
    7.03  CONDITIONS TO OBLIGATION OF WACHOVIA ......................  25

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
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ARTICLE VIII
    Termination
    8.01  TERMINATION ...............................................  26
    8.02  EFFECT OF TERMINATION AND ABANDONMENT .....................  26
ARTICLE IX
    Miscellaneous ...................................................  27
    9.01  SURVIVAL ..................................................  27
    9.02  WAIVER; AMENDMENT .........................................  27
    9.03  COUNTERPARTS ..............................................  27
    9.04  GOVERNING LAW .............................................  27
    9.05  WAIVER OF JURY TRIAL ......................................  27
    9.06  EXPENSES ..................................................  27
    9.07  NOTICES ...................................................  27
    9.08  ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES ........  28
    9.09  INTERPRETATION; EFFECT ....................................  28

    EXHIBIT A  Stock Option Agreement [See Appendix B of this Proxy
               Statement]
    EXHIBIT B  Form of Shareholder Agreement [See Appendix C of this Proxy
               Statement]
    EXHIBIT C  List of Persons to Execute Employment Agreements [omitted]
    EXHIBIT D  Terms and Conditions of Retention Program [omitted]
    EXHIBIT E  Form of Plan of Merger
    EXHIBIT F  Form of Affiliate Agreement [omitted]



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

     AGREEMENT AND PLAN OF MERGER, dated as of October 27, 1998 (this "AGREEMENT") by and between Interstate/ Johnson Lane, Inc. ("IJL") and Wachovia Corporation ("WACHOVIA").


                                   RECITALS

     A. INTERSTATE/JOHNSON LANE, INC. IJL is a Delaware corporation, having its principal place of business in Charlotte, North Carolina.

     B . WACHOVIA CORPORATION. Wachovia is a North Carolina corporation, having its principal place of business in Winston-Salem, North Carolina.

     C. STOCK OPTION AGREEMENT. As a condition and an inducement to Wachovia's entering into this Agreement, IJL has granted to Wachovia an option pursuant to a stock option agreement in substantially the form of EXHIBIT A hereto (the "Stock Option Agreement").

     D. SHAREHOLDER AGREEMENTS. As a further condition and inducement to the willingness of Wachovia to enter into this Agreement, shareholders of IJL who are also directors or executive officers of IJL (including certain of their affiliates) holding the power to vote in excess of 25% of the outstanding shares of IJL Common Stock have entered into agreements with Wachovia, in the form of EXHIBIT B hereto, under which each shareholder has agreed to vote in favor of this Agreement.

     E. EMPLOYMENT AGREEMENTS. As a further condition and inducement to the willingness of Wachovia to enter into this Agreement, certain employees of IJL identified on EXHIBIT C have executed and delivered employment agreements with Wachovia in substantially the forms provided to IJL.

     F. RETENTION PROGRAM. Wachovia and IJL have agreed to establish a retention program on the terms described herein and in EXHIBIT D, the purpose of which is to retain the services of certain employees of IJL following the Merger.

     G. INTENTIONS OF THE PARTIES. It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a "reorganization" under Section 368 of the Internal Revenue Code of 1986 (the "CODE").

     H. BOARD ACTION. The respective Boards of Directors of each of Wachovia and IJL have determined that it is advisable and in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:


                                   ARTICLE I
                              CERTAIN DEFINITIONS

   1.01 CERTAIN DEFINITIONS. The following terms are used in this Agreement with the meanings set forth below:

     "AFFILIATE" means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person. For the purposes of this definition, "CONTROL" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; and the terms "CONTROLLING" and "CONTROLLED" have correlative meanings to the foregoing.

     "ACQUISITION PROPOSAL" has the meaning set forth in Section 6.06.

     "ADVISORY AGREEMENT" has the meaning set forth in 5.03(k)(l).

     "AGREEMENT" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

     "AMEX" means the American Stock Exchange, Inc.

     "BSE" means the Boston Stock Exchange, Inc.

     "CFTC" means the United States Commodities Futures Trading Commission.

     "CLIENT" means any Person, including the Registered Funds, to which IJL or any of its Subsidiaries provides products or services under any Contract.

     "CODE" means the Internal Revenue Code of 1986, as amended.

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     "COMPANY REPORTS" has the meaning set forth in 5.03(k)(x).

     "COMPENSATION AND BENEFIT PLANS" has the meaning set forth in Section 5.03(p).

     "CONSULTANTS" has the meaning set forth in 5.03(p)(i).

     "CONTRACT" means, with respect to any Person, any agreement, indenture, undertaking, debt instrument, contract, lease or other commitment to which such Person or any of its Subsidiaries is a party or by which any of them is bound or to which any of their properties is subject.

     "COSTS" has the meaning set forth in Section 6.12(a).

     "DERIVATIVES CONTRACTS" has the meaning assigned in Section 5.03(v).

     "DGCL" means the General Corporation Law of the State of Delaware.

     "DIRECTOR" has the meaning set forth in Section 5.03(p)(i).

     "DISCLOSURE SCHEDULE" has the meaning set forth in Section 5.01.

     "EFFECTIVE DATE" means the date on which the Effective Time occurs.

     "EFFECTIVE TIME" means the effective time of the Merger, as provided for in Section 2.02.

     "EMPLOYEE" has the meaning set forth in Section 5.03(p)(i).

     "EMPLOYMENT AGREEMENTS" means, collectively, the employment agreements executed and delivered between Wachovia and each of the several officers and employees of IJL and its Subsidiaries identified in EXHIBIT C, which agreements are in substantially the form provided to IJL.

     "ENVIRONMENTAL LAWS" means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA AFFILIATE" has the meaning set forth in Section 5.03(p)(iii).

     "ERISA AFFILIATE PLAN" has the meaning set forth in Section 5.03(p)(iii).

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     "EXCHANGE AGENT" has the meaning set forth in Section 3.04(a).

     "EXCHANGE FUND" has the meaning set forth in Section 3.04(a).

     "EXCHANGE RATIO" has the meaning set forth in Section 3.01(a).

     "FINANCIAL STATEMENTS" has the meaning set forth in Section 5.03(g)

     "FUND BOARD" has the meaning assigned in Section 5.03(l).

     "GOVERNMENTAL AUTHORITY" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

     "IJL" has the meaning set forth in the preamble to this Agreement.

     "IJL AFFILIATE" has the meaning set forth in Section 6.07(a).

     "IJL BOARD" means the Board of Directors of IJL.

     "IJL BY-LAWS" means the Amended and Restated By-laws of IJL.

     "IJL CERTIFICATE" means the Amended and Restated Certificate of Incorporation of IJL.

     "IJL COMMON STOCK" means the common stock, par value $0.20 per share, of IJL.

     "IJL MEETING" has the meaning set forth in Section 6.02.

     "IJL STOCK OPTION" has the meaning set forth in Section 6.13(b).

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     "IJL STOCK PLANS" has the meaning set forth in Section 6.13(b).

     "INDEMNIFIED PARTY" has the meaning set forth in Section 6.12(a).

     "INSURANCE AMOUNT" has the meaning set forth in Section 6.12(b).

     "INSURANCE POLICY" has the meaning set forth in Section 5.03(y).

     "INVESTMENT ADVISERS ACT" means the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder.

     "INVESTMENT COMPANY" has the meaning assigned for purposes of the Investment Company Act, disregarding Section 3(c) thereof, that is sponsored, organized, advised or managed by IJL or one of its Subsidiaries (including the Registered Funds).

     "INVESTMENT COMPANY ACT" means the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

     "LIEN" means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

     "MATERIAL" means, with respect to any fact, circumstance, event or thing, that such fact, circumstance, event or thing is material to (1) the financial position, results of operations, assets, properties, business or prospects of Wachovia and its Subsidiaries, taken as a whole, or IJL and its Subsidiaries, taken as a whole, respectively, or (2) the ability of either Wachovia or IJL timely to perform its obligations under this Agreement or otherwise to consummate the transactions contemplated by this Agreement.

     "MATERIAL ADVERSE EFFECT" means, with respect to Wachovia or IJL, as the case may be, any effect that (i) is material and adverse to the financial position, results of operations, business or prospects of Wachovia and its Subsidiaries taken as a whole or IJL and its Subsidiaries taken as a whole, respectively, other than any effects of (a) changes in the United States economy or securities markets in general or (b) changes in the financial services industry in general and, in each of (a) and (b), not specifically relating to Wachovia or IJL and their respective Subsidiaries, or (ii) would materially impair the ability of either Wachovia or IJL to perform its obligations under this Agreement or otherwise materially threaten or materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement.

     "MERGER" has the meaning set forth in Section 2.01.

     "MERGER CONSIDERATION" has the meaning set forth in Section 2.01.

     "MSRB" means the Municipal Securities Rulemaking Board.

     "NASD" means the National Association of Securities Dealers, Inc.

     "NBCA" means the North Carolina Business Corporation Act.

     "NEW CERTIFICATE" has the meaning set forth in Section 3.04(b).

     "NYFE" means the New York Futures Exchange, Inc.

     "NYSE" means the New York Stock Exchange, Inc.

     "NORTH CAROLINA SECRETARY" has the meaning set forth in Section 2.01(b).

     "OLD CERTIFICATE" has the meaning set forth in Section 3.04(b).

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "PENSION PLAN" has the meaning set forth in Section 5.03(q).

     "PERSON" means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

     "PLANS" has the meaning set forth in Section 5.03(q).

     "PREVIOUSLY DISCLOSED" by a party shall mean information set forth in its Disclosure Schedule.

     "PROXY STATEMENT" has the meaning set forth in Section 6.03.

     "REGISTERED FUNDS" has the meaning assigned in Section 5.03(l).

     "REGISTRATION STATEMENT" has the meaning set forth in Section 6.03.

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     "REPLACEMENT OPTION" has the meaning set forth in Section 6.13(b).

     "REPLACEMENT SHARES" has the meaning set forth in Section 6.13(c).

     "REPRESENTATIVES" means, with respect to any Person, such Person's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

     "RETAINED EMPLOYEES" has the meaning set forth in Section 6.13(a).

     "RIGHTS" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

     "SEC" means the Securities and Exchange Commission.

     "SEC DOCUMENTS" has the meaning set forth in Section 5.03(g).

     "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     "SECURITIES LAWS" means, collectively, the Securities Act, the Exchange Act, the Investment Advisers Act, the Investment Company Act and any state securities and "blue sky" laws.

     "SELF-REGULATORY ORGANIZATION" means the NASD, the NYSE, the AMEX, the BSE, the NYFE, the MSRB, the Midwest Stock Exchange and the Philadelphia Stock Exchange, or other commission, board, agency or body that is not a Governmental Authority but is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisers, or to the jurisdiction of which IJL or one of its Subsidiaries is otherwise subject.

     "STOCK OPTION AGREEMENT" has the meaning set forth in Recital C.

     "SUBSIDIARY" and "SIGNIFICANT SUBSIDIARY" have the meanings ascribed to them in Rule 1-02 of SEC Regulation S-X.

     "SUBSIDIARY COMBINATION" has the meaning assigned in Section 2.04.

     "SURVIVING CORPORATION" has the meaning set forth in Section 2.01.

     "TAKEOVER LAWS" has the meaning set forth in Section 5.03 (t).

     "TAX" and "TAXES" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gross receipts, gains, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

     "TAX RETURNS" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

     "TREASURY STOCK" shall have the meaning set forth in Section 5.03(b).

     "WACHOVIA" has the meaning set forth in the preamble to this Agreement.

     "WACHOVIA BOARD" means the Board of Directors of Wachovia.

     "WACHOVIA COMMON STOCK" means the common stock, par value $5.00 per share, of Wachovia.

     "WACHOVIA PREFERRED STOCK" means the preferred stock, par value $5.00 per share, of Wachovia.

     "WACHOVIA STOCK" means, collectively, Wachovia Common Stock and Wachovia Preferred Stock.

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                                  ARTICLE II
                                  THE MERGER

     2.01 THE MERGER. (a) At the Effective Time, IJL shall merge with and into Wachovia (the "MERGER"), the separate corporate existence of IJL shall cease and Wachovia shall survive and continue to exist as a North Carolina corporation (Wachovia, as the surviving corporation in the Merger, sometimes being referred to herein as the "SURVIVING CORPORATION"). Wachovia may at any time prior to the Effective Time change the method of effecting the combination with IJL (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary or appropriate; PROVIDED, HOWEVER, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of IJL Common Stock as provided for in this Agreement (the "MERGER CONSIDERATION"), (ii) adversely affect the tax treatment of IJL's stockholders as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

     (b) Subject to the satisfaction or waiver of the conditions set forth in
Article VII, the Merger shall become effective upon the occurrence of the filing in the office of the Secretary of State of Delaware of a certificate of merger in accordance with Section 252 of the DGCL and the filing in the Office of the Secretary of State of the State of North Carolina (the "NORTH CAROLINA SECRETARY") of articles of merger in accordance with Section 55-11-05 of the NBCA or such later date and time as may be set forth in such certificate and articles. The Merger shall have the effects prescribed in the NBCA and the DGCL.

     (c) ARTICLES OF INCORPORATION AND BY-LAWS. The articles of incorporation and by-laws of Wachovia immediately after the Merger shall be those of Wachovia as in effect immediately prior to the Effective Time.

     (d) DIRECTORS AND OFFICERS OF WACHOVIA. The directors and officers of Wachovia immediately after the Merger shall be the directors and officers of Wachovia immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

     2.02 EFFECTIVE DATE AND EFFECTIVE TIME. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the parties shall cause the effective date of the Merger (the "EFFECTIVE DATE") to occur on (a) the fifth business day to occur after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement (or, at the election of Wachovia, on the last business day of the month in which such day occurs or, if such last business day occurs on one of the last five business days of such month, on the last business day of the succeeding month) or (b) such other date to which the parties may agree in writing. The time on the Effective Date when the Merger shall become effective is referred to as the "EFFECTIVE TIME."

     2.03 PLAN OF MERGER. Wachovia and IJL hereby enter into a separate plan of merger, in substantially the form of EXHIBIT E, for purposes of any filing requirement.

     2.04 INTEGRATION OF LEGAL ENTITIES. At or following the Effective Time the parties hereto currently intend to effectuate, or cause to be effectuated, the combination (the "SUBSIDIARY COMBINATION") of all of the businesses of IJL and its Subsidiaries and that of Wachovia Capital Markets, Inc. Each party agrees to cooperate with the other and to take all reasonable actions prior to or following the Effective Time, including executing all requisite documentation, as may be requested by Wachovia to effect the Subsidiary Combination; PROVIDED, HOWEVER, that any such actions shall not materially impede or delay receipt of any approval or consent referred to in Section 7.01(b) or consummation of the Merger. Each party also agrees to cooperate with the other and to take all reasonable additional action prior to or following the Effective Time, including executing all requisite documentation, as may be requested by Wachovia to merge or otherwise consolidate legal entities to the extent desirable for regulatory or other reasons; PROVIDED, HOWEVER, that any such actions shall not materially impede or delay receipt of any approval or consent referred to in Section 7.01(b) or consummation of the Merger. The effectiveness of any of the foregoing transactions shall be subject to the effectiveness of the Merger.


                                  ARTICLE III
                      CONSIDERATION; EXCHANGE PROCEDURES

     3.01 MERGER CONSIDERATION. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

     (a) OUTSTANDING IJL COMMON STOCK. Each share of Company Common Stock, excluding Treasury Shares, issued and outstanding immediately prior to the Effective Time shall become and be converted into the number of shares of Wachovia


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Common Stock equal to the Exchange Ratio (as defined in the following sentence). The "EXCHANGE RATIO" shall mean a number equal to $32.00 divided by the Wachovia Average Stock Price (rounded to the nearest one-thousandth). The "WACHOVIA AVERAGE STOCK PRICE" shall mean the average of the last sale prices of Wachovia Common Stock, as reported by the NYSE Composite Transactions Reporting System (as reported in THE WALL STREET JOURNAL or, if not reported therein, in another authoritative source), for the five NYSE trading days immediately preceding the Effective Date (as defined in the Merger Agreement).

     (b) OUTSTANDING WACHOVIA STOCK. Each share of Wachovia Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

     (c) TREASURY SHARES. Each share of IJL Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.02 RIGHTS AS STOCKHOLDERS; STOCK TRANSFERS. At the Effective Time, holders of IJL Stock shall cease to be, and shall have no rights as, stockholders of IJL, other than to receive any dividend or other distribution with respect to such IJL Stock with a record date occurring prior to the Effective Time and the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of IJL or the Surviving Corporation of shares of IJL Stock.

     3.03 FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of Wachovia Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Wachovia shall pay to each holder of IJL Common Stock who would otherwise be entitled to a fractional share of Wachovia Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the last sale price of Wachovia Common Stock, as reported by the NYSE Composite Transactions Reporting System (as reported in THE WALL STREET JOURNAL or, if not reported therein, in another authoritative source), for the NYSE trading day immediately preceding the Effective Date.

     3.04 EXCHANGE PROCEDURES. (a) At or prior to the Effective Time, Wachovia shall deposit, or shall cause to be deposited, with a bank or trust company selected by Wachovia and reasonably acceptable to IJL (which may be Wachovia Bank, N.A.) (the "Exchange Agent"), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article III, certificates representing the shares of Wachovia Common Stock and cash in lieu of any fractional shares (such cash and certificates for shares of Wachovia Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to
Section 3.01 and paid pursuant to Section 3.04(b) in exchange for outstanding shares of IJL Common Stock.

     (b) As promptly as practicable after the Effective Date, the Exchange Agent shall send or cause to be sent to each former holder of record of shares of IJL Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such stockholder's certificates formerly representing shares of IJL Common Stock ("OLD CERTIFICATES") for the consideration set forth in this Article III. Wachovia shall cause the certificates representing the shares of Wachovia Common Stock ("NEW CERTIFICATES") into which shares of a stockholder's IJL Common Stock are converted on the Effective Date and/or any check in respect of any fractional share interests or dividends or distributions which such Person shall be entitled to receive to be delivered to such stockholder upon delivery to the Exchange Agent of Old Certificates representing such shares of IJL Common Stock (or indemnity reasonably satisfactory to Wachovia and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions which any such Person shall be entitled to receive pursuant to this Article III upon such delivery. Old Certificates surrendered for exchange by any Affiliate of IJL shall not be exchanged for New Certificates until Wachovia has received a written agreement from such Person as specified in Section 6.07.

     (c) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of IJL Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (d) At the election of Wachovia, no dividends or other distributions with respect to Wachovia Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of IJL Common Stock converted in the Merger into the right to receive shares of such Wachovia Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set


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

forth in this Section 3.04, and no such shares of IJL Common Stock shall be eligible to vote until the holder of Old Certificates is entitled to receive New Certificates in accordance with the procedures set forth in this Section
3.04. After becoming so entitled in accordance with this Section 3.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Wachovia Common Stock such holder had the right to receive upon surrender of the Old Certificate.

     (e) Any portion of the aggregate Merger Consideration that remains unclaimed by the shareholders of IJL for six months after the Effective Time and the proceeds of any investments thereof shall be repaid by the Exchange Agent to the Surviving Corporation. Any shareholder of IJL who has not theretofore complied with this Section 3.04 shall thereafter be entitled to look only to the Surviving Corporation for payment of the Merger Consideration deliverable in respect of each share of IJL stock held by such shareholder without any interest thereon.

     3.05 ANTI-DILUTION PROVISIONS. In the event Wachovia changes (or establishes a record date for changing) the number of shares of Wachovia Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Wachovia Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.


                                  ARTICLE IV
                            ACTIONS PENDING MERGER

     4.01 FOREBEARANCES OF IJL. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Wachovia, IJL will not, and will cause each of its Subsidiaries not to:

     (a) ORDINARY COURSE. Conduct the business of IJL and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to have an adverse affect upon IJL's ability to perform any of its material obligations under this Agreement.

     (b) CAPITAL STOCK. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of IJL Common Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of IJL Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

     (c) DIVIDENDS, ETC. (i) Make, declare, pay or set aside for payment any dividend (other than (A) quarterly cash dividends on IJL Common Stock in an amount not to exceed $0.06 per share with record and payment dates consistent with past practice and (B) dividends from wholly owned Subsidiaries to IJL or another wholly owned Subsidiary of IJL) on or in respect of, or declare or make any distribution on, any shares of IJL common Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

     (d) COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer, employee or consultant of IJL or its Subsidiaries, or grant any salary or wage increase or increase any benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (ii) for other changes that are required by applicable law (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof or (iv) employee arrangements with newly hired employees (other than executive officers) in the ordinary course of business consistent with past practice.

     (e) BENEFIT PLANS. Enter into, establish, adopt or amend (except as may be required by applicable law or contemplated by this Agreement) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, partner, officer, employee or consultant of IJL or its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

     (f) DISPOSITIONS. Except as Previously Disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that is not Material to it and its Subsidiaries taken as a whole.

     (g) ACQUISITIONS. Except as Previously Disclosed, purchase or acquire all or any portion of, the assets, business, deposits or properties of any other entity except in the ordinary course of business consistent with past practice and in a transaction that is not Material to it and its Subsidiaries taken as a whole.

     (h) GOVERNING DOCUMENTS. Amend the IJL Certificate, IJL By-laws or the certificate of incorporation or by-laws (or similar governing documents) of any of IJL's Subsidiaries.

     (i) EXTENSION OF CREDIT. Extend or commit to extend credit other than in the ordinary course of business consistent with past practice.

     (j) ACCOUNTING METHODS. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

     (k) CONTRACTS. Except in the ordinary course of business consistent with past practice, enter into or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

     (l) CLAIMS. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually or in the aggregate for all such settlements, that is not Material to IJL and its Subsidiaries taken as a whole, and that does not involve or create precedent for claims, actions or proceedings that are reasonably likely to be Material to IJL and its Subsidiaries taken as a whole.

     (m) FUND ACTION. Except as and to the extent required, based upon the written advice of outside counsel, in the exercise of the fiduciary obligations of IJL or one of its Subsidiaries to any Investment Company, request that any action be taken by any Fund Board, other than (i) routine actions that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on IJL or any Investment Company, (ii) actions Previously Disclosed, or (iii) actions necessary to allow consummation of the Merger or the Subsidiary Combination.

     (n) ADVERSE ACTIONS. (i) Knowingly take any action which would materially adversely affect its ability to consummate the Merger; (i) knowingly take any action reasonably likely to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

     (o) CAPITAL EXPENDITURES. Authorize or make any capital expenditures, other than in the ordinary and usual course of business consistent with past practice and in any event in amounts not exceeding $5,000,000 in the aggregate.


     (p) RISK MANAGEMENT. Except as required by applicable law or regulation,
(i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate and other risk.

     (q) NEW ACTIVITIES. Initiate any new business activity that would be impermissible for a "bank holding company" under the Bank Holding Company Act of 1956, as amended.

     (r) INDEBTEDNESS. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice.

     (s) TAX MATTERS. Make or change any material tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Tax Return, enter into any material closing agreement, settle any material Tax claim or assessment, surrender or compromise any right to claim a material Tax refund, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, in each case, other than any of the foregoing actions that are not Material and which are taken in the ordinary and usual course of business consistent with past practice.

     (t) COMMITMENTS. Agree or commit to do any of the foregoing.

     4.02 FOREBEARANCES OF WACHOVIA. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of IJL, Wachovia will not, and will cause each of its Subsidiaries not to:

     (a) EXTRAORDINARY DIVIDENDS. Make, declare, pay or set aside for payment any extraordinary dividend.

     (b) ADVERSE ACTIONS. (i) Knowingly take any action which would materially adversely affect its ability to consummate the Merger; (ii) knowingly take any action reasonably likely to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (iii) knowingly take any action that is intended or is reasonably likely to result in
(A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied; or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

   (c) COMMITMENTS. Agree or commit to do any of the foregoing.


                                   ARTICLE V
                        REPRESENTATIONS AND WARRANTIES

     5.01 DISCLOSURE SCHEDULES. On or prior to the date hereof, Wachovia has delivered to IJL a schedule and IJL has delivered to Wachovia a schedule (respectively, its "DISCLOSURE SCHEDULE") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section
5.03 or 5.04 or to one or more of its covenants contained in Article IV; PROVIDED, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

     5.02 STANDARD. No representation or warranty of IJL or Wachovia contained in Section 5.03 or 5.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04 has had or is reasonably likely to have a Material Adverse Effect.

     5.03 REPRESENTATIONS AND WARRANTIES OF IJL. Subject to Sections 5.01 and
5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, IJL hereby represents and warrants to Wachovia:

     (a) ORGANIZATION, STANDING AND AUTHORITY. IJL is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. IJL is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

     (b) IJL STOCK. As of the date hereof, the authorized capital stock of IJL consists solely of 30,000,000 shares of IJL Common Stock, of which 6,479,306 shares were outstanding as of the date hereof. As of the date hereof, no shares of IJL Common Stock were held in treasury by IJL or otherwise owned by IJL or its Subsidiaries ("TREASURY STOCK"). The outstanding shares of IJL Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, except as Previously Disclosed, there are no shares of IJL Common Stock authorized and reserved for issuance, IJL does not have any Rights issued or outstanding with respect to IJL Stock, and IJL does not have any commitment to authorize, issue or sell any IJL Common Stock or Rights, except pursuant to this Agreement and the Stock Option Agreement. The number of shares of IJL Common Stock which are issuable and reserved for issuance upon exercise of IJL Stock Options as of the date hereof, and the exercise prices and other terms thereof, are Previously Disclosed.

     (c) SUBSIDIARIES. (i) (A) IJL has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) except as Previously Disclosed, it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (F) all the equity securities of each Subsidiary held by IJL or its Subsidiaries are fully paid and nonassessable and are owned by IJL or its Subsidiaries free and clear of any Liens.

      (ii) Except as Previously Disclosed, IJL does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership, limited liability company or joint venture or similar entity, other than its Subsidiaries and other than in connection with its market making activities in the ordinary course of its business consistent with past practice.

      (iii) Each of IJL's Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

     (d) CORPORATE POWER. IJL and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and IJL has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby.

     (e) CORPORATE AUTHORITY. Subject in the case of this Agreement to receipt of the requisite approval of the agreement of merger set forth in this Agreement by the holders of a majority of the outstanding shares of IJL Common Stock entitled to vote thereon (which is the only shareholder vote required thereon), this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of IJL and the IJL Board prior to the date hereof. The approval of the IJL Board of this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby was by a unanimous vote of all members of the IJL Board. This Agreement is a valid and legally binding obligation of IJL, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). The IJL Board has received the written opinion of Berkshire Capital Corporation to the effect that as of the date hereof the Exchange Ratio is fair to the holders of IJL Common Stock from a financial point of view.

     (f) REGULATORY FILINGS; NO DEFAULTS. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority, Self-Regulatory Organization or with any third party are required to be made or obtained by IJL in connection with the execution, delivery or performance by IJL of this Agreement, or to consummate the Merger, EXCEPT for (A) filings of applications or notices with Previously Disclosed securities licensing or supervisory authorities, (B) the filing with the SEC of the Proxy Statement in definitive form, (C) approval of the NYSE and consents of national securities exchanges to the transfer of ownership of seats or memberships and (D) the filing of (x) a certificate of merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (y) articles of merger with the Secretary of State of North Carolina pursuant to the NBCA.

      (ii) Subject only to the approval by the holders of a majority of the outstanding shares of IJL Common Stock, the receipt of the regulatory approvals referred to in Section 5.03(f)(1), the expiration of applicable waiting periods and the making of required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies (except as Previously Disclosed) or any right of termination (with or without the giving of notice, passage of time or both) under, any law, rule or regulation or any judgment, decree, order, governmental or non-governmental permit or license, or Contract of IJL or of any of its Subsidiaries or to which IJL or any of its Subsidiaries or its or their properties is subject or bound, (B) constitute a breach or violation of, or a default under, the IJL Certificate or the IJL By-laws or similar governing documents of any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental or non-governmental permit or license or Contract.

     (g) FINANCIAL STATEMENTS AND SEC DOCUMENTS; NO MATERIAL ADVERSE EFFECT.
(i) IJL's Annual Reports on Form 10-K for the fiscal years ended September 30, 1995, 1996 and 1997, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to September 30, 1995 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, IJL's "SEC DOCUMENTS") with the SEC, as of the date filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of IJL and its Subsidiaries as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of IJL and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements (the foregoing financial statements are referred to as, the "FINANCIAL STATEMENTS").


      (ii) Except as Previously Disclosed, since September 30, 1997, IJL and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

      (iii) Except as Previously Disclosed, since September 30, 1997, (A) IJL and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to IJL.

     (h) CONTRACTS. (i) IJL has Previously Disclosed each of the following Contracts to which either IJL or any of its Subsidiaries is a party, or by which any of them is bound or to which any of their properties is subject:

         (A) any lease of real property that is Material to the conduct of the business of IJL and its Subsidiaries;

         (B) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets that is a "material contract" within the meaning of item 601(b)(10) of the SEC's Regulation S-K;

         (C) any options or rights to acquire from any Person any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of such Person other than listed options acquired in the ordinary course of business of IJL and its Subsidiaries consistent with past practice;

         (D) any agreement relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets, out-sourcing or otherwise);

         (E) any indenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing of money or the deferred purchase price of property in excess of $5,000,000 (in either case, whether incurred, assumed, guaranteed or secured by any asset) other than repurchase agreements or reverse repurchase agreements entered into in the ordinary course of business of IJL and its Subsidiaries consistent with past practice;

         (F) any license, franchise or similar agreement Material to IJL or any of its Subsidiaries or any agreement relating to any trade name or intellectual property right that is Material to the business and operations of IJL or any of its Subsidiaries;

         (G) any exclusive dealing agreement or any agreement that limits the freedom of IJL or any of its Subsidiaries to compete in any line of business or with any Person or in any area or that would so limit their freedom after the Effective Date;

         (H) any Advisory Agreement; and

         (I)  any other Material Contract.

      (ii) Each Contract that has been, or is required to be Previously Disclosed pursuant to this Section, is a valid and binding agreement of IJL or one or more of its Subsidiaries, as the case may be, and is in full force and effect, and IJL and such Subsidiaries and, to IJL's knowledge, the other parties thereto are not in default or breach in any material respect under the terms of any such Contract.

      (i) CONTRACTS WITH CLIENTS. (i) Each of IJL and its Subsidiaries is in compliance with the terms of each Contract with any Client, and each such Contract is in full force and effect with respect to the applicable Client. There are no disputes pending or threatened with any Client under the terms of any such Contract or with any former Client other than disputes arising in the ordinary course of business of IJL and its Subsidiaries. IJL has made available to Wachovia true and complete copies of all advisory, sub-advisory and similar agreements with any Clients.

      (ii) Except as Previously Disclosed, each extension of credit by IJL or any of its Subsidiaries to any Client (A) is in full compliance with Regulation T of the Federal Reserve System or any substantially similar regulation of any governmental or regulatory agency or authority, (B) is fully secured and (C) IJL or one or more of its Subsidiaries, as the case may be, has a first priority perfected security interest in the collateral securing such extension of credit.

     (j) REGISTRATIONS. Except as Previously Disclosed, neither IJL nor any of its Subsidiaries or Affiliates (excluding for these purposes any shareholder) is subject to regulation under the Investment Advisers Act or the Investment Company Act. IJL and its Subsidiaries and each of their employees which are or who are required to be registered as a broker/dealer, an investment advisor, a registered representative, an insurance agent or a sales Person (or in similar capacity) with the SEC, the securities commission of any state or foreign jurisdiction, any Self-Regulatory Organization or any Governmental Authority of any federal, state or foreign jurisdiction, are duly registered as such. All federal, state and foreign registration requirements have been complied with in all material respects and such registrations as currently filed, and all periodic reports required to be filed with respect thereto, are accurate and complete in all material respects.

     (k) COMPLIANCE WITH LAWS. Each of IJL and its Subsidiaries, and, to the best of the IJL's knowledge, each of their respective officers and employees:

      (i) is in compliance with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to the conduct of its businesses or to the employees conducting such businesses, and the rules of all Self-Regulatory Organizations applicable thereto;

      (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities and Self-Regulatory Organizations that are required in order to permit them to own or lease their properties and to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and are current and, to the best of the IJL's knowledge, no suspension or cancellation of any of them is threatened or is reasonably likely; are in good standing with all relevant Governmental Authorities and are members in good standing with all relevant Self-Regulatory Organizations;

      (iii) Except as Previously Disclosed, has received, since September 30, 1995, no notification or communication from any Governmental Authority or Self-Regulatory Organization (A) asserting non-compliance with any of the statutes, regulations, rules or ordinances that such Governmental Authority or Self-Regulatory Organization enforces, (B) threatening to revoke or condition the continuation of any license, franchise, seat on any exchange, permit, or governmental authorization (nor, to the IJL's knowledge, do any grounds for any of the foregoing exist), (C) requiring any of them (including any of IJL's or its Subsidiaries' directors or controlling Persons) to enter into a cease and desist order, agreement, memorandum of understanding, censure or disciplinary agreement (or requiring the board of directors thereof to adopt any resolution or policy), or (D) restricting or disqualifying their activities (except for restrictions generally imposed by rule, regulation or administrative policy on brokers or dealers generally);

      (iv) is not aware of any pending or threatened investigation, review or disciplinary proceedings by any Governmental Authority or Self-Regulatory Organization against IJL, any of its Subsidiaries or any officer, director or employee thereof;

      (v) is not, nor to IJL's knowledge is any Affiliate of any of them, subject to a "statutory disqualification" as defined in Section 3(a)(39) of the Exchange Act or is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any broker-dealer Subsidiary as a broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act and there is no reasonable basis for, or proceeding or investigation, whether formal or informal, or whether preliminary or otherwise, that is reasonably likely to result in, any such censure, limitations, suspension or revocation;

      (vi) is not required to be registered as an investment company, commodity trading advisor, commodity pool operator, futures commission merchant, introducing broker, insurance agent, or transfer agent under any federal, state, local or foreign statutes, laws, rules or regulations. No broker-dealer Subsidiary acts as the "sponsor" of a "broker-dealer trading program", as such terms are defined in Rule 17a-23 under the Exchange Act;

      (vii) in the conduct of its business with respect to employee benefit plans subject to Title I of ERISA, has not (A) breached any applicable fiduciary duty under Part 4 of Title I of ERISA which would subject it to liability under Sections 405 or 409 of ERISA and (B) engaged in a "prohibited transaction" within the meaning of Section 406 of

   ERISA or Section 4975(c) of the Code which would subject it to liability or Taxes under Sections 409 or 502(i) of ERISA or Section 4975(a) of the Code;


      (viii) IJL has made available to Wachovia true and correct copies of (A) each Form G-37/G-38 filed with the MSRB since September 30, 1995 and (B) all records required to be kept by IJL under Rule G-8(a)(xvi) of the MSRB;

      (ix) is not subject to any cease and desist, censure or other order issued by, or a party to any written agreement, consent agreement, memorandum of understanding or disciplinary agreement with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, a recipient of any supervisory letter from or has adopted any board resolutions at the request of any Governmental Authority or Self-Regulatory Organization, or been advised since September 30, 1995, by any Governmental Authority or Self-Regulatory Organization that it is considering issuing or requesting any such agreement or other action or have knowledge of any pending or threatened regulatory investigation; and

      (x) Except as Previously Disclosed, since September 30, 1995, has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed under any applicable law, regulation or rule, with (A) any applicable Governmental Authority and (B) any Self-Regulatory Organization (collectively, the "COMPANY REPORTS"). As of their respective dates, the Company Reports complied with the applicable statutes, rules, regulations and orders enforced or promulgated by the regulatory authority with which they were filed.

     (l) INVESTMENT ADVISORY ACTIVITIES. (i) Each of the Investment Companies (or the trust of which it is a series) has been Previously Disclosed and is duly organized and existing in good standing under the laws of the jurisdiction under which it is organized. Each of the Investment Companies that represents itself in its offering materials as qualifying as a "regulated investment company" under the Code is so qualified. Each of the Investment Companies (or the trust or corporation of which it is a series) that is registered or required to be registered under the Investment Company Act ("REGISTERED FUNDS") is governed by a board of trustees or directors (each a "FUND BOARD" and, collectively, the "FUND BOARDS") consisting of at least 50% of trustees or directors who are not "interested persons") (as defined in the Investment Company Act) of the Registered Funds or IJL. The Fund Boards operate in all material respects in conformity with the requirements and restrictions of the Investment Company Act, to the extent applicable. IJL has provided to Wachovia true and complete copies of all the constituent documents and related advisory, sub-advisory and similar agreements ("ADVISORY AGREEMENTS") of all of the Investment Companies.

      (ii) Each of the Investment Companies is in compliance with all applicable foreign, federal and state laws, rules and regulations of the SEC, the IRS, and any Self-Regulatory Organization having jurisdiction over such Investment Company.

      (iii) Each Investment Company has been operated in compliance with its respective objectives, policies and restrictions, including those set forth in the applicable prospectus and registration statement, if any, for that Investment Company or governing instruments for a Client. IJL and its Subsidiaries have operated their investment accounts in accordance with the investment objectives and guidelines in effect for such investment accounts.

      (iv) Each Registered Fund has duly adopted procedures pursuant to Rules 17a-7, 17e-1 and 10f-3 under the Investment Company Act, to the extent applicable.

      (v) Neither IJL, nor any "affiliated person" (as defined in the Investment Company Act) thereof, is ineligible pursuant to Section 9 of the Investment Company Act to serve as an investment advisor (or in any other capacity contemplated by the Investment Company Act) to an Investment Company; neither IJL, nor any "associated person" (as defined in the Investment Advisors Act) thereof, is ineligible pursuant to Section 203 of the Investment Advisors Act to serve as an investment advisor or as an associated person to a registered investment advisor.

     (m) PROPERTIES; SECURITIES. (i) Except as reserved against in the IJL's Financial Statements dated before the date hereof and except as Previously Disclosed, IJL and its Subsidiaries have good and marketable title, free and clear of all Liens (other than Liens for current taxes not yet delinquent) to all of the Material properties and assets, tangible or intangible, reflected in such financial statements as being owned by IJL and its Subsidiaries as of the dates thereof. To the best of the IJL's knowledge, all buildings and all the Material fixtures, equipment, and other property and assets held under leases or subleases by any of IJL and its Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and to general equity principles). IJL has Previously Disclosed, as of the date hereof, a list of all real estate owned by it or a IJL Subsidiary. Each of IJL and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent and past business practices to secure obligations of each of IJL or any of its Subsidiaries. Such securities are valued on the books of IJL or its Subsidiaries in accordance with generally accepted accounting practices.

      (ii) IJL has Previously Disclosed, as of the date hereof, a list of all equity securities it or a IJL Subsidiary holds involving, in the aggregate, ownership or control of 5% or more of any class of the issuer's voting securities or 25% or more of the issuer's equity (treating subordinated debt as equity).

     (n) LITIGATION. Except as Previously Disclosed, no litigation, proceeding, investigation or controversy ("LITIGATION") before any court, arbitrator, mediator, Governmental Authority or Self-Regulatory Organization is pending against IJL or any of its Subsidiaries, and, to the best of the IJL's knowledge, no such Litigation has been threatened. Previously Disclosed is a true and complete list, as of the date hereof, of all Litigation pending (or, to the best of the IJL's knowledge, threatened) arising out of any state of facts relating to the sale of investment products or the providing of advice by IJL, the IJL Subsidiaries or any employees thereof (including equity or debt securities, mutual funds, insurance Contracts, annuities, partnership and limited partnership interests, interests in real estate, investment banking services, securities underwritings in which IJL or any of its Subsidiaries was a manager, co-manager, syndicate member or distributor, Derivatives Contracts or structured notes).

     (o) NO BROKERS. No action has been taken by IJL that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to be paid to Berkshire Capital Corporation.

     (p) EMPLOYEE BENEFIT PLANS. (i) Section 5.03(p)(i) of IJL's Disclosure Schedule contains a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements under which IJL or any of its subsidiaries has any liability or obligation to provide benefits or compensation to or on behalf of any employee or former employee (the "EMPLOYEES"), consultant or former consultant (the "CONSULTANTS") or director or former director (the "DIRECTORS") of IJL or any of its Subsidiaries (the "COMPENSATION AND BENEFIT PLANS"). Neither IJL nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan, except as may be required by applicable law or contemplated by this Agreement.

      (ii) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, and any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act or any other applicable law have been timely made. Each Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "PENSION PLAN") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the Internal Revenue Service ("IRS") for "TRA" (as defined in Rev. Proc. 93-39), or will file for such determination letter prior to the expiration of the remedial amendment period for such Compensation and Benefit Plan, and IJL is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no Material pending or, to the knowledge of IJL, threatened legal action, suit or claim relating to the Compensation and Benefit Plans, other than routine claims for benefits. Neither IJL nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject IJL or any of its Subsidiaries to a tax or penalty imposed by either
   Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of
   Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

      (iii) No liability (other than for payment of premiums to the PBGC which have been made or will be made on a timely basis) under Title IV of ERISA has been or is expected to be incurred by IJL or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (an "ERISA AFFILIATE") which is considered one employer with IJL under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an "ERISA AFFILIATE PLAN"). None of IJL, any of its Subsidiaries or any ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan within the 12-month period ending on the date hereof, and to the knowledge of IJL no such notice will be required to be filed as a result of the transactions contemplated by this Agreement. The PBGC has not instituted proceedings to terminate any Pension Plan or ERISA Affiliate Plan and, to IJL's knowledge, no condition exists that presents a material risk that such proceedings will be instituted. To the knowledge of IJL, there is no pending investigation or enforcement action by the PBGC, the Department of Labor (the "DOL") or IRS or any other governmental agency with respect to any Compensation and Benefit Plan. Under each Pension Plan and ERISA Affiliate Plan, as of the date of the most recent actuarial valuation performed prior to the date of this Agreement, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such actuarial valuation of such Pension Plan or ERISA Affiliate Plan), did not exceed the then current value of the assets of such Pension Plan or ERISA Affiliate Plan and since such date there has been neither an adverse change in the financial condition of such Pension Plan or ERISA Affiliate Plan nor any amendment or other change to such Pension Plan or ERISA Affiliate Plan that would increase the amount of benefits thereunder which reasonably could be expected to change such result.

      (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which IJL or any of its Subsidiaries is a party have been timely made or have been reflected on IJL's financial statements. Neither any Pension Plan nor any ERISA Affiliate Plan has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Pension Plan or ERISA Affiliate Plan have been made on or before their due dates. None of IJL, any of its Subsidiaries or any ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to
   Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

      (v) Neither IJL nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by
   Section 4980B of the Code, and each such Compensation and Benefit Plan may be amended or terminated in accordance with its terms without incurring liability thereunder. There has been no communication to Employees by IJL or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

      (vi) With respect to each Compensation and Benefit Plan, if applicable, IJL has provided, or made available to Wachovia, true and complete copies of existing: (A) Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) forms filed with the PBGC (other than for premium payments); (G) most recent determination letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; and (I) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

      (vii) Except as Previously Disclosed, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

      (viii) Except as Previously Disclosed, neither IJL nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

      (ix) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of Wachovia, IJL or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment to an

   Employee of IJL or any of its Subsidiaries that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual" (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

     (q) LABOR MATTERS. Neither IJL nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is IJL or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel IJL or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to IJL's knowledge, threatened, nor is IJL aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

     (r) TAKEOVER LAWS; DISSENTERS RIGHTS. IJL has taken all action required to be taken by it in order to exempt this Agreement, the Stock Option Agreement, the shareholder agreements contemplated by Recital D and the transactions contemplated hereby and thereby from, and this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby are exempt from the restrictions of any "moratorium", "control share", "fair price" "affiliate transaction", "business combination" or other antitakeover laws and regulations of any state (collectively, "TAKEOVER LAWS") without limitation, the State of Delaware, and including, without limitation, Section 203 of the DGCL. Holders of IJL Common Stock do not have dissenters rights in connection with the Merger.

     (s) ENVIRONMENTAL MATTERS. Neither the conduct nor operation of IJL or its Subsidiaries nor, to IJL's knowledge, any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. Neither IJL nor any of its Subsidiaries has received any notice from any Person or entity that IJL or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

     (t) TAX MATTERS. (i) All Tax Returns that are required to be filed by or with respect to IJL and its Subsidiaries have been duly and timely filed, (ii) all Taxes due with respect to the Tax Returns referred to in clause (i) (assuming such Tax Returns have been properly completed) have been paid in full, (iii) the Tax Returns referred to in clause (i) have been examined by the IRS or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (v) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, (vi) all Taxes required by law to be withheld have been withheld and paid over to the proper governmental authority in a timely manner, and (vii) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of IJL or its Subsidiaries. IJL has made available to Wachovia true and correct copies of the United States federal income Tax Returns filed by IJL and its Subsidiaries for each of the three most recent fiscal years ended on or before September 30, 1997. IJL and each of its Subsidiaries have complied with all information reporting requirements and have retained all necessary documentation in its files to permit continued compliance with information reporting requirements. Neither IJL nor any of its Subsidiaries is a party to any tax sharing agreement or arrangement other than with each other. Neither IJL nor any of its Subsidiaries has been a member of any consolidated group for income tax purposes other than the consolidated group of which IJL is the common parent. Neither IJL nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by IJL's SEC Documents filed on or prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in IJL's SEC Documents filed prior to the date hereof. Neither IJL nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     (u) INTERNAL CONTROLS. Except as Previously Disclosed, none of the records, systems, controls, data or information of IJL and its Subsidiaries are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of IJL or its Subsidiaries or accountants retained by IJL or its Subsidiaries. IJL and its Subsidiaries have devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principals and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     (v) DERIVATIVES; ETC. All exchange-traded, over-the-counter or other swaps, caps, floors, collars, option agreements, futures and forward contracts and other similar arrangements or Contracts (collectively," DERIVATIVES CONTRACTS"), whether entered into for IJL's own account, or for the account of one or more of IJL's Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties reasonably believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of IJL or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. Neither IJL nor its Subsidiaries, nor, to the best of IJL's knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement. IJL's SEC Documents disclose the value of such agreements and arrangements on a mark-to-market basis in accordance with generally accepted accounting principles.

     (w) NAMES AND TRADEMARKS. IJL and its Subsidiaries have the right to use the names, service-marks, trademarks and other intellectual property currently used by them in the conduct of their businesses; each of such names, service-marks, trademarks and other intellectual property which are Material to the conduct of their business has been Previously Disclosed; and, in the case of such names, service-marks and trademarks, in each state of the United States, such right of use is free and clear of any Liens, and, to IJL's knowledge, no other Person has the right to use such names, service-marks or trademarks in any such state.

     (x) BOOKS AND RECORDS. The books and records of IJL and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of IJL and its Subsidiaries.

     (y) INSURANCE. IJL's Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by IJL or its Subsidiaries or under which IJL pays the premiums ("INSURANCE POLICIES"). IJL and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of IJL reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; IJL and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

     (z) YEAR 2000 COMPLIANCE. The software and hardware operated by IJL and its Subsidiaries are capable of providing or are being adapted or replaced to provide uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 and date-dependent data in substantially the same manner and with the same functionality as such software records, stores, processes and presents such calendar dates and date-dependent data as of the date hereof.

     5.04 REPRESENTATIONS AND WARRANTIES OF WACHOVIA. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, Wachovia hereby represents and warrants to IJL as follows:

     (a) ORGANIZATION, STANDING AND AUTHORITY. Wachovia is duly organized, validly existing and in good standing under the laws of the State of North Carolina. Wachovia is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Wachovia has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

     (b) WACHOVIA STOCK. (i) As of the date hereof, the authorized capital stock of Wachovia consists solely of 1,000,000,000 shares of Wachovia Common Stock, of which 202,757,529 shares were outstanding as of the date hereof and 50,000,000 shares of Wachovia Preferred Stock, of which no shares were outstanding as of the date hereof. As of the date hereof, except as set forth in its Disclosure Schedule, Wachovia does not have any Rights issued or outstanding with respect to Wachovia

Stock, and Wachovia does not have any commitment to authorize, issue or sell any Wachovia Stock or Rights, except pursuant to this Agreement.

      (ii) The shares of Wachovia Common Stock to be issued in exchange for shares of IJL Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

     (c) SUBSIDIARIES. Each of Wachovia's Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries.

     (d) CORPORATE POWER. Wachovia and each of its Significant Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Wachovia has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

     (e) CORPORATE AUTHORITY. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Wachovia and its Board of Directors and does not require any vote of stockholders. This Agreement is a valid and legally binding agreement of Wachovia enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

     (f) REGULATORY APPROVALS; NO DEFAULTS. (i) No consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality or with any third party are required to be made or obtained by Wachovia or any of its Subsidiaries in connection with the execution, delivery or performance by Wachovia of this Agreement or to consummate the Merger except for (A) approval of the listing on the NYSE of Wachovia Common Stock to be issued in the Merger; (B) the filing and declaration of effectiveness of the Registration Statement; (C) the filing of articles of merger with the North Carolina Secretary of State pursuant to the NBCA and a certificate of merger with the Delaware Secretary of State pursuant to the DGCL; (D) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of Wachovia Stock in the Merger;
(E) the filing of an application with and approval of the Board of Governors of the Federal Reserve System under Section 4(c)(8) of the Bank Holding Company Act of 1956, as amended; and (F) the filings and receipts of approval set forth in Section 7.01(b).

      (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph and expiration of the related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Wachovia or of any of its Subsidiaries or to which Wachovia or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the certificate of incorporation or by-laws (or similar governing documents) of Wachovia or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

     (g) FINANCIAL STATEMENTS AND SEC DOCUMENTS; MATERIAL ADVERSE EFFECT. (i) Wachovia's SEC Documents, as of the date of Wachovia's most recent filing on Form 10K under the Exchange Act, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Wachovia and its Subsidiaries as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of Wachovia and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

      (ii) Since September 30, 1997, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Wachovia.

     (h) LITIGATION; REGULATORY ACTION. (i) Other than as set forth in its SEC Documents filed on or before the date hereof, no litigation, claim or other proceeding before any Governmental Authority is pending against Wachovia or any of its Subsidiaries and, to the best of Wachovia's knowledge, no such litigation, claim or other proceeding has been threatened.

      (ii) Neither Wachovia nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from a Governmental Authority, nor has Wachovia or any of its Subsidiaries been advised by a Governmental Authority that such agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

     (i) COMPLIANCE WITH LAWS. Wachovia and each of its Subsidiaries:

      (i) in the conduct of its business, is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, ERISA and all other applicable fair lending laws and other laws relating to discriminatory business practices; and

      (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened.

     (j) TAX MATTERS. (i) All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to Wachovia and its Subsidiaries have been duly filed, (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full, (iii) the federal income Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (v) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (vi) no waivers of statutes of limitations have been given by or requested with respect to any Taxes of Wachovia or its Subsidiaries. Neither Wachovia nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by Wachovia's SEC Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in Wachovia's SEC Documents filed on or prior to the date hereof. As of the date hereof, neither Wachovia nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.

     (k) INTEREST RATE RISK MANAGEMENT. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into the account of Wachovia or one of its Subsidiaries or for the account of a customer of Wachovia or one of its subsidiaries, were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and policies of Regulatory Authorities and with counterparties believed by Wachovia to be financially responsible at the time and are legal, valid and binding obligations of Wachovia or one of its subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. Wachovia and each of its subsidiaries have duly performed in all material respects all of their obligations thereunder to the extent that such obligations to perform have accrued; and there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

     (l) NO BROKERS. No action has been taken by Wachovia that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a fee paid to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

                                  ARTICLE VI
                                   COVENANTS

     6.01 REASONABLE BEST EFFORTS. (a) Subject to the terms and conditions of this Agreement, each of IJL and Wachovia agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end (it being understood that any amendments or supplements to the Registration Statement or Proxy Statement or a resolicitation of proxies as a consequence of an acquisition agreement by Wachovia or any of its subsidiaries shall not violate this covenant).

     (b) Without limiting the generality of Section 6.01(a), IJL agrees to use its reasonable best efforts to obtain (i) any consents of Clients (including in the case of Registered Funds, stockholders of such Registered Funds) necessary to effect the assignment of any Advisory Agreement to the Surviving Corporation upon consummation of the Merger and (ii) the consent or approval of all persons party to a Contract with IJL, to the extent such consent or approval is required in order to consummate the Merger or for the Surviving Corporation to receive the benefits thereof.

     6.02 STOCKHOLDER APPROVALS. IJL agrees to take, in accordance with applicable law, NYSE rules and the IJL Certificate and by-laws, all action necessary to convene an appropriate meeting of stockholders of IJL to consider and vote upon the approval and adoption of this Agreement and any other matters required to be approved by IJL's stockholders for consummation of the Merger (including any adjournment or postponement, the "IJL MEETING") as promptly as practicable after the Registration Statement is declared effective. The IJL Board has recommended such approval, and IJL shall take all reasonable, lawful action to solicit such approval by its stockholders. Except to the extent legally required for the discharge by the IJL Board of its fiduciary duties (after consultation with outside counsel), the IJL Board shall continue to recommend such approval. At the request of Wachovia, IJL will utilize a professional proxy solicitation firm to assist it in procuring the necessary stockholder vote.

     6.03 REGISTRATION STATEMENT. (a) Wachovia agrees to prepare a registration statement on Form S-4 (the "REGISTRATION STATEMENT") to be filed by Wachovia with the SEC in connection with the issuance of Wachovia Stock in the Merger (including the proxy statement and other proxy solicitation materials of IJL constituting a part thereof the "PROXY STATEMENT") and all related documents). Each of the parties hereto agrees to cooperate, and to cause its Subsidiaries to cooperate, with the other, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statement; and PROVIDED that IJL and its Subsidiaries have cooperated as required above, Wachovia agrees to file the Proxy Statement in preliminary form with the SEC as promptly as reasonably practicable, and to file the Registration Statement with the SEC as soon as reasonably practicable after any SEC comments with respect to the preliminary Proxy Statement are resolved. Each of IJL and Wachovia agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Wachovia also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. IJL agrees to furnish to Wachovia all information concerning IJL, its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

     (b) Each of IJL and Wachovia agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the IJL Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of IJL and Wachovia further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

     (c) Wachovia agrees to advise IJL, promptly after Wachovia receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Wachovia Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

     6.04 PRESS RELEASES. Each of IJL and Wachovia agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or NYSE rules.

     6.05 ACCESS; INFORMATION. (a) IJL agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Wachovia and Wachovia's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as Wachovia may reasonably request and, during such period, it shall furnish promptly to Wachovia (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as the other party may reasonably request.

     (b) Wachovia agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, Wachovia shall keep confidential, and shall cause its representatives to keep confidential, all information and documents obtained pursuant to this
Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to Wachovia, (ii) becomes available to Wachovia from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, Wachovia shall promptly cause all copies of documents or extracts thereof containing information and data as to IJL to be returned to IJL. No investigation by Wachovia of the business and affairs of IJL shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Wachovia's obligation to consummate the transactions contemplated by this Agreement.

     6.06 ACQUISITION PROPOSALS. IJL agrees that neither it nor any of its Subsidiaries nor any of the respective officers and directors of IJL or its Subsidiaries shall, and IJL shall direct and use its reasonable best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any enquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of IJL) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, IJL or its Significant Subsidiary (any such proposal or offer being hereinafter referred to as an "ACQUISITION PROPOSAL") or, except to the extent legally required for the discharge by the IJL Board of its fiduciary duties (after consultation with outside counsel) as a result of an unsolicited written, bona fide Acquisition Proposal, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. IJL shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Wachovia with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. IJL shall promptly (within 24 hours) advise Wachovia following the receipt by IJL of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and advise Wachovia of any developments with respect to such Acquisition Proposal immediately upon the occurrence thereof.

     6.07 AFFILIATE AGREEMENTS. (a) Not later than the 15th day prior to the mailing of the Proxy Statement, IJL shall deliver to Wachovia, a schedule of each Person that, to its knowledge, is or is reasonably likely to be, as of the date of the IJL Meeting, deemed to be an "affiliate" of it (each, a "IJL AFFILIATE") as that term is used in Rule 145 under the Securities Act.

     (b) IJL shall use its reasonable best efforts to cause each Person who may be deemed to be a IJL Affiliate to execute and deliver to Wachovia on or before the date of mailing of the Proxy Statement an "affiliates agreement" substantially in the form attached hereto as EXHIBIT F.

     6.08 TAKEOVER LAWS. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Stock Option Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

     6.09 CERTAIN POLICIES. Prior to the Effective Date, IJL shall, consistent with generally accepted accounting principles and on a basis mutually satisfactory to it and Wachovia, modify and change its valuation and reserve policies and practices so as to be applied on a basis that is consistent with those of Wachovia; PROVIDED, HOWEVER, that IJL shall not be obligated to take any such action pursuant to this Section 6.09 unless and until Wachovia acknowledges that all conditions to its obligation to consummate the Merger have been satisfied or irrevocably waived.

     6.10 NYSE LISTING. Wachovia agrees to use its reasonable best efforts to list, prior to the Effective Date, on the NYSE, subject to official notice of issuance, the shares of Wachovia Common Stock to be issued to the holders of IJL Common Stock in the Merger.

     6.11 REGULATORY APPLICATIONS. (a) Wachovia and IJL and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties, Governmental Authorities and Self-Regulatory Organizations necessary to consummate the transactions contemplated by this Agreement. Each of Wachovia and IJL shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party, any Governmental Authority or any Self-Regulatory Organization in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties, Governmental Authorities and Self-Regulatory Organizations necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby.

     (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

     (c) Notwithstanding the foregoing, Wachovia shall not be obligated to provide any confidential portions of any of the foregoing.

     6.12 INDEMNIFICATION. (a) Following the Effective Date and for a period of six years thereafter, Wachovia shall indemnify, defend and hold harmless the present directors and officers of IJL and its Subsidiaries (each, an "INDEMNIFIED PARTY") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "COSTS") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that IJL is permitted to indemnify (and advance expenses to) its directors and officers under the DGCL, the IJL Certificate and the IJL By-Laws as in effect on the date hereof; PROVIDED that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under DGCL law, the IJL Certificate and the IJL By-Laws shall be made by independent counsel (which shall not be counsel that provides material services to Wachovia) selected by Wachovia and reasonably acceptable to such officer or director; and PROVIDED, FURTHER, that in the absence of applicable judicial precedent to the contrary, such counsel, in making such determination, shall presume such officer's or director's conduct complied with such standard and Wachovia shall have the burden to demonstrate that such officer's or director's conduct failed to comply with such standard. Wachovia shall advance expenses as incurred to the extent permitted under applicable law in connection with such indemnification.

     (b) For a period of three years from the Effective Time, Wachovia shall provide that portion of director's and officer's liability insurance that serves to reimburse the present and former officers and directors of IJL or any of its Subsidiaries (determined as of the Effective Time) (as opposed to IJL) with respect to claims against such directors and officers arising from facts or events which occurred at or before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by IJL; PROVIDED, HOWEVER, that in no event shall Wachovia be required to expend more than 200 percent of the current amount expended by IJL (the "INSURANCE AMOUNT") to maintain or procure such directors and officers insurance coverage; and PROVIDED, FURTHER, that if Wachovia is unable to maintain or obtain the insurance called for by this Section 6.12(b), Wachovia shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; PROVIDED, FURTHER, that officers and directors of IJL or any Subsidiary may be required to make application and provide customary representations and warranties to Wachovia's insurance carrier for the purpose of obtaining such insurance.

     (c) Any Indemnified Party wishing to claim indemnification under Section 6.12(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Wachovia thereof; PROVIDED that the failure so to notify shall not affect the obligations of Wachovia under Section 6.12(a) unless and to the extent that Wachovia is actually prejudiced as a result of such failure.

     (d) If Wachovia or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of Wachovia shall assume the obligations set forth in this Section 6.12.

     6.13 BENEFIT PLANS. (a) As soon as practicable following the Effective Time (i) Wachovia will provide employees of IJL and its Subsidiaries who become employees of Wachovia and any of its Subsidiaries (the "Retained Employees") with employee benefit plans which are no less favorable in the aggregate than those provided to similarly situated employees of Wachovia; any Retained Employees will receive credit for service with IJL or any of its subsidiaries or predecessors (to the extent such service was credited under the Compensation and Benefit Plans as Previously Disclosed) prior to the Effective Time for the purpose of determining eligibility to participate and vesting, but not for the purpose of benefit accrual, under Wachovia's employee benefit plans and (ii) Wachovia will cause any and all pre-existing condition limitations (to the extent that such limitations did not apply to a pre-existing condition under the Compensation and Benefit Plans) and waiting periods under group health plans to be waived with respect to the Retained Employees and their eligible dependents. All discretionary awards and benefits under any employee benefit plans of Wachovia shall be subject to the discretion of the persons or committee administering such plans. Following the Effective Time, Wachovia will honor the Compensation and Benefit Plans as Previously Disclosed in accordance with their terms. Nothing contained herein will be construed to limit the ability of Wachovia, following the Effective Time, to terminate the employment of any Retained Employee, or to amend or terminate any employee benefit plan or the Compensation and Benefit Plans in accordance with their terms; PROVIDED, HOWEVER, no amendment to or termination of any such plan shall be made which will have a material adverse effect on the income tax consequences to any individual participant or beneficiary under such plans.

     (b) OPTIONS. At the Effective Time, each outstanding option to purchase shares of IJL Common Stock (each, a "IJL STOCK OPTION") under the IJL Amended and Restated 1985 Incentive Stock Option Plan, the IJL 1985 Nonqualified Stock Option Plan, the IJL Deferred Stock Bonus Plan and the IJL Restated Stock Award Plan (collectively, the "IJL STOCK PLANS"), whether vested or unvested, shall be converted into an option (a "REPLACEMENT OPTION") to acquire, on the same terms and conditions as were applicable under such IJL Stock Option, the number of shares of Wachovia Common Stock equal to (i) the number of shares of IJL Common Stock subject to the IJL Stock Option, multiplied by (ii) the Exchange Ratio (such product rounded down to the nearest whole number), at an exercise price per share (rounded up to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of IJL Common Stock which were purchasable pursuant to such IJL Stock Option divided by (z) the number of full shares of Wachovia Common Stock subject to such Replacement Option in accordance with the foregoing. Notwithstanding the foregoing, each IJL Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. At or prior to the Effective Time, IJL shall use it best efforts to take all action necessary, including obtaining any necessary consents from Optionees, to permit the replacement of the outstanding IJL Stock Options by Wachovia pursuant to this Section.

     (c) STOCK RIGHTS. At the Effective Time, each outstanding share of restricted IJL Common Stock ("RESTRICTED IJL STOCK"), each right to purchase a share of Restricted IJL Stock, each outstanding salary deferral previously made to purchase a share of Restricted IJL Stock, and each deferred stock bonus payable in Restricted IJL Stock or IJL Common Stock, in each case pursuant to the IJL Stock Plans to the extent Previously Disclosed, shall be converted, on the same terms and conditions as were applicable to such rights in and for Restricted IJL Stock or IJL Common Stock, into the number of shares of restricted Wachovia Common Stock or Wachovia Common Stock as the case may be (the "REPLACEMENT SHARES") equal to the number of shares of Restricted IJL Stock or IJL Common Stock outstanding or issuable pursuant to each outstanding right to purchase, salary deferral or deferred stock bonus under the IJL Stock Plans multiplied by the Exchange Ratio; PROVIDED, HOWEVER, that as of the Effective Time, all rights to purchase Restricted IJL Stock pursuant to the 15 percent discount purchase plan under the IJL Stock Plans shall terminate, and any outstanding contributions thereunder shall be promptly refunded to the participants of such plan. At or prior to the Effective Time, IJL shall use its best efforts to take all actions necessary to permit the conversions by Wachovia pursuant to this Section. Subject to the above, Wachovia agrees to take all actions necessary to reserve for issuance a sufficient number of shares of restricted Wachovia Common Stock and Wachovia Common Stock to effect delivery of the Replacement Shares.

     (d) FILINGS. Not later than the Effective Time, Wachovia shall prepare and file with the SEC a Registration Statement on Form S-8 (or any successor or other appropriate form) registering a number of shares of Wachovia Common Stock determined in accordance with Sections 6.13(b) and (c) and shall use its best efforts to maintain the effectiveness of such Registration Statement or Registration Statements (and maintain the current status of the prospectus and prospectuses contained therein) for so long as any Replacement Options or Replacement Shares are issued and remain outstanding.

     6.14 RETENTION PROGRAM. (a) At the Effective Time, IJL will have established a retention program on terms described in EXHIBIT D to be used to retain certain employees of IJL.

     (b) Notwithstanding anything to the contrary contained in this Agreement, Wachovia shall take all actions necessary to cause the Retention Program set forth in EXHIBIT D to be implemented. EXHIBIT D shall be deemed incorporated into this Section 6.14.

     6.15 SECTION 15 OF THE INVESTMENT COMPANY ACT. (a) IJL will use its reasonable best efforts to obtain as promptly as practicable, (i) the approval of the stockholders of each of the Funds, pursuant to the provisions of Section 15 of the Investment Company Act if applicable thereto, of a new investment company advisory agreement for such Funds no less favorable to IJL or its Subsidiaries to that in effect immediately prior to the Closing and (ii) a consent to assignment from each private account holder to whom it is providing investment advisory services.

     (b) IJL shall assure, prior to the Effective Time, that the composition of the board of directors or trustees, as the case may be, of each Registered Fund is in compliance at the time with Section 15(f)(1)(A) of the Investment Company Act.

     (c) The parties each agree for a period of three years following the Effective Time to use their respective reasonable efforts to assure compliance with the conditions of Section 15(f) of the Investment Company Act as it applies to the Registered Funds and the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, the covenants contained in this Section 6.15 are intended only for the benefit of parties to this Agreement and for no other Person.

     6.16 NOTIFICATION OF CERTAIN MATTERS. Each of IJL and Wachovia shall give prompt notice to the other of any fact, event or circumstance known to it that
(a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

     6.17 DIVIDEND COORDINATION. The Board of Directors of IJL shall cause its regular quarterly dividend record dates and payment dates for IJL Common Stock to be the same as Wachovia's regular quarterly dividend record dates and payment dates for Wachovia Common Stock, and IJL shall not thereafter change its regular dividend payment dates and record dates.


                                  ARTICLE VII
                   CONDITIONS TO CONSUMMATION OF THE MERGER

     7.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each of Wachovia and IJL to consummate the Merger is subject to the fulfillment or written waiver by Wachovia and IJL prior to the Effective Time of each of the following conditions:

     (a) STOCKHOLDER APPROVAL. This Agreement shall have been duly adopted by the affirmative vote of the holders of a majority of the outstanding shares of IJL Common Stock entitled to vote thereon in accordance with the DGCL, other applicable law and the IJL Certificate and the IJL By-Laws.

     (b) GOVERNMENTAL AND REGULATORY CONSENTS. All approvals and authorizations of, filings and registrations with, and notifications to, all Governmental Authorities and Self-Regulatory Organizations required for the consummation of the transactions contemplated hereby and for the prevention of any termination of any material right, privilege, license or agreement of either the Wachovia or IJL or their respective Subsidiaries in connection with the transactions contemplated hereby shall have been obtained or made and shall be in full force and effect and all waiting periods shall have expired, and none of the foregoing shall contain any conditions, restrictions or requirements which the Wachovia Board reasonably determines would

(i) following the Effective Time, have a Material Adverse Effect on IJL and its Subsidiaries taken as a whole or the operations thereof or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that Wachovia would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

     (c) THIRD PARTY CONSENTS. All consents or approvals of all persons, other than from Governmental Authorities and Self-Regulatory Organizations, required for or in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger shall have been obtained and shall be in full force and effect, and none of the foregoing shall contain any conditions, restrictions or requirements which the Wachovia Board reasonably determines would (i) following the Effective Time, have a Material Adverse Effect on IJL and its Subsidiaries taken as a whole or the operations thereof or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that Wachovia would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

     (d) NO INJUNCTION. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

     (e) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

     (f) BLUE SKY APPROVALS. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of Wachovia Common Stock to be issued in the Merger shall have been received and be in full force and effect.

     (g) LISTING. The shares of Wachovia Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

     7.02 CONDITIONS TO OBLIGATION OF IJL. The obligation of IJL to consummate the Merger is also subject to the fulfillment or written waiver by IJL prior to the Effective Time of each of the following conditions:

     (a) REPRESENTATIONS AND WARRANTIES. Subject to the standard set forth in
Section 5.02, the representations and warranties of Wachovia set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and IJL shall have received a certificate, dated the Effective Date, signed on behalf of Wachovia by the Chief Executive Officer and the Chief Financial Officer of Wachovia to such effect.

     (b) PERFORMANCE OF OBLIGATIONS OF WACHOVIA. Wachovia shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and IJL shall have received a certificate, dated the Effective Date, signed on behalf of Wachovia by the Chief Executive Officer and the Chief Financial Officer of Wachovia to such effect.

     (c) OPINION OF IJL'S COUNSEL. IJL shall have received an opinion of Moore & Van Allen, PLLC, counsel to IJL, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger constitutes a "reorganization" within the meaning of Section 368 of the Code and (ii) no gain or loss will be recognized by stockholders of IJL who receive shares of Wachovia Common Stock in exchange for shares of IJL Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests. In rendering its opinion, Moore & Van Allen, PLLC may require and rely upon representations contained in letters from IJL, Wachovia and others.

     7.03 CONDITIONS TO OBLIGATION OF WACHOVIA. The obligation of Wachovia to consummate the Merger is also subject to the fulfillment or written waiver by Wachovia prior to the Effective Time of each of the following conditions:

     (a) REPRESENTATIONS AND WARRANTIES. Subject to the standard set forth in
Section 5.02, the representations and warranties of IJL set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and Wachovia shall have received a certificate, dated the Effective Date, signed on behalf of IJL by the Chief Executive Officer and the Chief Financial Officer of IJL to such effect.

     (b) PERFORMANCE OF OBLIGATIONS OF IJL. IJL shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Wachovia shall have received a certificate, dated the Effective Date, signed on behalf of IJL by the Chief Executive Officer and the Chief Financial Officer of IJL to such effect.

     (c) OPINION OF WACHOVIA'S COUNSEL. Wachovia shall have received an opinion of Sullivan & Cromwell, special counsel to Wachovia, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger constitutes a reorganization under Section 368 of the Code. In rendering its opinion, Sullivan & Cromwell may require and rely upon representations contained in letters from Wachovia and others.

     (d) EMPLOYMENT AGREEMENTS. All of the Employment Agreements entered into with the persons listed on Exhibit C shall be in full force and effect (other than as a consequence of death or disability).


                                 ARTICLE VIII
                                  TERMINATION

   8.01 TERMINATION. This Agreement may be terminated, and the Merger may be abandoned:

     (a) MUTUAL CONSENT. At any time prior to the Effective Time, by the mutual consent of Wachovia and IJL, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

     (b) BREACH. At any time prior to the Effective Time, by Wachovia or IJL, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.

     (c) DELAY. At any time prior to the Effective Time, by Wachovia or IJL, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by June 30, 1999, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

     (d) NO APPROVAL. By IJL or Wachovia, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority,
(ii) any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, or entered any statute, rule, regulation, judgment, decree, permanent injunction or other order which is in effect and restrains, enjoins or otherwise prohibits the Merger and such judgment, decree, permanent injunction or other order is or shall have become final and nonappealable or
(iii) the stockholder approval required by Section 7.01(a) herein is not obtained at the IJL Meeting.

     (e) FAILURE TO RECOMMEND, ETC. At any time prior to the IJL Meeting, by Wachovia if the IJL Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Wachovia.


     8.02 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.


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

                                  ARTICLE IX
                                 MISCELLANEOUS

     9.01 SURVIVAL. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.12, 6.13 and this Article IX which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.03(b), 6.05, 8.02 and this Article IX which shall survive such termination).

     9.02 WAIVER; AMENDMENT. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefitted by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that, after the IJL Meeting, this Agreement may not be amended if it would violate the DGCL.

     9.03 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

     9.04 GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of North Carolina applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of Federal law or of the DGCL are applicable).


     9.05 WAIVER OF JURY TRIAL. Each party hereto acknowledges and agrees that any controversy which may arise under this agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this agreement, or the transactions contemplated by this agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily, and
(d) each party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this section 9.05.

     9.06 EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses, proxy solicitor expenses and SEC fees shall be shared equally between IJL and Wachovia.

     9.07 NOTICES. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

    If to IJL, to:

    Interstate/Johnson Lane, Inc.
    201 North Tryon Street
    IJL Financial Center
    P.O. Box 1012
    Charlotte, North Carolina 28202
    Attention: Chairman and Chief Executive Officer
               and Chief Financial Officer
    Telephone: (704) 379-9000
    Facsimile: (704) 379-9122

    With a copy to:

    Moore & Van Allen
    NationsBank Corporate Center
    100 North Tryon Street, 47th Floor
    Charlotte, North Carolina 28202
    Attention: Barney Stewart III, Esq.
    Telephone: (704) 331-1029
    Facsimile: (704) 378-2029

    With a copy to:

    Morris, Nichols, Arsht and Tunnell
    1201 North Market Street, 18th Floor
    Wilmington, Delaware 19801
    Attention: Frederick H. Alexander, Esq.
    Telephone: (302) 575-7228
    Facsimile: (302) 658-3989

    If to Wachovia, to:

    Wachovia Corporation
    301 North Main Street
    Winston-Salem, North Carolina 27101
    Attention: Chairman of the Board
    Telephone: (910) 770-5000
    Facsimile: (910) 770-5959

    With a copy to:

    Wachovia Corporation
    301 North Main Street
    Winston-Salem, North Carolina 27101
    Attention: Kenneth W. McAllister
    Telephone: (910) 732-5141
    Facsimile: (910) 732-5959

    With a copy to:

    Sullivan & Cromwell
    125 Broad Street
    New York, New York 10004
    Attention: Mark J. Menting, Esq.
               H. Rodgin Cohen, Esq.
    Telephone: (212) 558-4000
    Facsimile: (212) 558-3588

     9.08 ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Agreement and the Stock Option Agreement entered into represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersede any and all other oral or written agreements heretofore made (including the existing confidentiality agreement between the parties). Except for Section 6.12, nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9.09 INTERPRETATION; EFFECT. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."










                             *     *     *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                             INTERSTATE/JOHNSON LANE, INC.

                                             By: /s/  JAMES H. MORGAN
                                             ----------------------------------

                                             Name: James H. Morgan

                                             Title:  Chairman/Chief Executive
                                                     Officer


                                             WACHOVIA CORPORATION

                                             By: /s/  L.M. BAKER, JR.
                                             ----------------------------------

                                             Name: L.M. Baker, Jr.

                                             Title:  President, Chairman and
                                                     Chief Executive Officer

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